Exhibit 99.1

Pier 1 Appoints Deborah Rieger-Paganis as Interim Chief Financial Officer

Separately Reporting Fourth Quarter and Full-Year Fiscal 2019 Financial Results; Conference Call to be Held at 5:00 p.m. Eastern Time Today

FORT WORTH, Texas--(BUSINESS WIRE)--April 17, 2019--Pier 1 Imports, Inc. (NYSE:PIR) today announced that Deborah Rieger-Paganis will assume the role of Interim Chief Financial Officer, effective immediately. Her appointment follows Nancy Walsh’s departure from the Company.

Ms. Rieger-Paganis is employed as a managing director at global consulting firm AlixPartners. She has more than 30 years of experience leading and improving retail companies’ finance organizations and business operations, including 17 years at AlixPartners, where she has served as both an advisor and interim Chief Financial Officer to a range of companies, including Aritzia, Toms Shoes, Harris Interactive and Cirque du Soleil. Earlier in her career, she served as senior vice president of financial planning and analysis at MasterCard and as vice president of finance at Ann Taylor. Ms. Rieger-Paganis holds a bachelor’s of science in accounting from the State University of New York at Albany and is licensed as a certified public accountant in New York. She will continue in her capacity at AlixPartners while serving as Interim Chief Financial Officer of Pier 1.

“Deb has a wealth of finance, retail industry and turnaround experience, and we are pleased to have her join the Pier 1 team,” said Cheryl Bachelder, Interim Chief Executive Officer. “Deb has worked closely with the leadership team in a consulting capacity in recent months, and I am confident her expertise will continue to be a valuable asset in leading our finance organization. On behalf of Pier 1, I thank Nancy for her contributions and wish her well in her future endeavors.”

Ms. Bachelder continued, “In recent weeks, we have built a fiscal 2020 plan to reset our cost structure and rebuild momentum in the business. We have put in place a capable senior leadership team to execute this go-forward plan. Together we are excited to revitalize this iconic Pier 1 brand.”

Ms. Rieger-Paganis said, “I look forward to working closely with Cheryl and the rest of the management team as we continue to focus on Pier 1’s priorities for fiscal 2020. Over the past four months, Pier 1 has been building more structure and rigor into the planning processes across key areas of the business and operations. I am committed to instilling financial discipline across the organization as we work to drive a successful turnaround and create value for shareholders over the long term.”

Pier 1 also announced that Darla D. Ramirez, Vice President and Controller of the Company’s operating subsidiaries and the Company’s Principal Accounting Officer, was appointed Interim Principal Financial Officer. Ms. Ramirez has served as the Company’s Principal Accounting Officer since January 2011 and served as the Company’s Interim Chief Financial Officer from October 4, 2017, through January 24, 2018.

Pier 1 separately reported its fourth quarter and full year fiscal 2019 financial results today. The Company will hold a conference call to discuss its fourth quarter and full year fiscal 2019 financial results at 4:00 p.m. Central Time/5:00 p.m. Eastern Time on Wednesday, April 17, 2019. A live audio webcast will be accessible at the Company’s website at https://investors.pier1.com. The call can also be accessed domestically at (866) 378-2926 and internationally at (409) 350-3152, conference ID 3193662.

Financial Disclosure Advisory

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to: the impact of the organizational redesign of the Company’s corporate workforce; the impact of initiatives implemented in connection with the Company’s multi-year “New Day” strategic plan, particularly with respect to changes in the initiatives supporting the New Day plan and actions intended to return the Company to profitable growth; the impact of initiatives connected with the appointment of the Company's interim chief executive officer; fiscal 2020 action plans and expense reduction initiatives; the results of the evaluation of strategic alternatives and the terms, value and timing of any transaction resulting from that process, or the failure of any such transaction to occur; the effectiveness of the Company’s marketing campaigns, merchandising and promotional strategies and customer databases; consumer spending patterns; inventory levels and values; the Company's ability to increase cash flows to support its operating activities; the effectiveness of the Company's relationships with, and operations of, its key suppliers; the Company’s ability to implement planned cost control measures and reductions in capital expenditures; risks related to U.S. import policy, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact; changes in foreign currency values relative to the U.S. dollar; the Company's ability to identify a successor chief executive officer and chief financial officer and retain its senior management team; and the Company's ability to comply with the continued listing criteria of the NYSE, and risks arising from the potential suspension of trading of the Company's common stock on that exchange. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the quarterly period ended December 1, 2018 and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements, except as may be required by applicable law.

About Pier 1

Founded with a single store in 1962, Pier 1 is a leading omnichannel retailer of unique home décor and accessories. The company’s products are available through more than 970 Pier 1 stores in the U.S. and Canada and online at pier1.com. For more information or to find the nearest store, please visit pier1.com.

CONTACT:
Christine Greany
The Blueshirt Group
(858) 523-1732
christine@blueshirtgroup.com